Exhibit 11

                            CORDIS CORPORATION
                 COMPUTATION OF PRIMARY EARNINGS PER SHARE
                  (In thousands except per share amounts)


                                          Years ended June 30,
                                   1995        1994       1993
Income:

Income before cumulative effect of
 accounting change               $ 50,208    $ 37,491   $ 31,466
Cumulative effect of accounting change  -      10,115          -

     Net income                  $ 50,208    $ 47,606   $ 31,466

Common shares:

PRIMARY

Weighted average shares
 outstanding                       16,170      15,995     15,847
Potential dilution on exercise
 of stock options (1)                 554         557        367
Shares included in the computation
 of primary earnings per share     16,724      16,552     16,214

FULLY DILUTED

Weighted average shares
 outstanding                       16,170      15,995     15,847
Potential dilution on exercise of
 stock options (1)                    586         578        410

Shares included in the computation of
 fully diluted earnings per share  16,756      16,573     16,257

Earnings per share:

PRIMARY

Income before cumulative effect of
 accounting change               $   3.00    $   2.27   $   1.94
Cumulative effect of accounting change  -         .61          -

     Net income                  $   3.00    $   2.88   $   1.94

FULLY DILUTED

Income before cumulative effect of
 accounting change               $   3.00    $   2.26   $   1.94
Cumulative effect of accounting change  -         .61          -

     Net income                  $   3.00    $   2.87   $   1.94


(1) Computed under the treasury stock method based on the average price during the periods for primary earnings per share, and the higher of the average price during the periods or the end of period closing price for fully diluted earnings per share.

NOTE: The fully diluted calculation is submitted in accordance with Regulation S-K item 601(b) (11) although not required by Accounting Principles Board Opinion No. 15 because it results in a dilution of less than 3%.